Exhibit 99.1

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Debbie Bockius

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THERMADYNE HOLDINGS APPOINTS NEW CHIEF FINANCIAL OFFICER

ST. LOUIS, MO – October 24, 2011 – Thermadyne Holdings Corporation today announced the appointment of Jeffrey S. Kulka, 54, to the position of Executive Vice President and Chief Financial Officer of Thermadyne Holdings Corporation. Kulka joined the company on October 24, 2011.

Kulka brings over 30 years of combined financial, accounting and executive management experience with both private and publicly held companies. He most recently served as Senior Vice President and Chief Financial Officer of Harlan Laboratories, Inc., a private equity backed, $400 million global provider of preclinical research tools and services to the pharmaceutical, biotechnology, agrochemical, industrial chemical and food industries. Prior to joining Harlan in 2009, Kulka served as Senior Vice President, Chief Financial Officer and Treasurer of Aearo Technologies Inc., a private equity backed manufacturer of personal protection and energy absorbing products, until it was acquired by 3M in 2008. Prior to joining Aearo, he spent 10 years with Augat Inc., a manufacturer of electrical connectors and automotive battery cable and wiring, in a variety of assignments in domestic and international settings. Kulka is a CPA and holds a B.S. in Management from Oakland University and an M.B.A. in Finance from Wayne State University.

“Among other strengths, Jeff brings to the company a strong core of financial and accounting skills and executive management experience with a global manufacturing and distribution business whose success depended on strong brand identity, new product development, and exceptional product quality and safety, which are all strategic priorities here at Thermadyne,” said Martin Quinn, Chief Executive Officer of Thermadyne.

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. For more information about Thermadyne, its products and services, visit the Company’s website at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the

Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Registration Statement on Form S-4 and other reports it files from time to time.